Exhibit 99.1

For Further Information Contact

Harry J. Cynkus

(404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC.

REPORTS FIRST QUARTER FINANCIAL RESULTS

SALES INCREASED 3.6%, EPS INCREASED 18.8%

ATLANTA, GEORGIA, April 25, 2007: Rollins, Inc. (NYSE:ROL), a premier North American consumer and commercial services company, today reported revenues for the first quarter ended March 31, 2007 grew 3.6% to $201.2 million compared to $194.2 million for the first quarter ended March 31, 2006.

The Company reported record net income of $12.8 million or $0.19 per diluted share for the first quarter 2007, compared to $10.9 million or $0.16 per diluted share for the same period in 2006, which represents an 18.8% increase.

On January 23, 2007, Rollins increased the Company’s regular quarterly cash dividend to shareholders 20 percent to $0.075, returning $5.3 million to investors during the first quarter 2007. The Company also announced that it repurchased 592,000 shares of common stock at a weighted average price of $22.84 per share during the quarter. In total, approximately 1.7 million additional shares may be purchased under previously approved programs by the Board of Directors.

Commenting on the Company's results, Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. said, “We were pleased to have reported solid year-over-year improvement in both revenue and net income for the first quarter. We are continuing to invest in our business and are looking forward to reporting our progress in the important second quarter."

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, Mexico, Panama and Costa Rica from over 400 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company’s pest and termite process reforms and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; expected benefits of the commercial re-engineering project may not be realized, potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006.

ROLLINS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in thousands)
	2007	2006
At March 31,	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$54,994	$53,229
Trade receivables, short-term	50,711	45,315
Materials and supplies	8,691	8,899
Deferred income taxes	19,603	23,904
Other current assets	9,971	9,276
Total Current Assets	143,970	140,623

Equipment and property, net	76,850	68,314
Goodwill and other intangible assets	200,375	207,201
Deferred income taxes	12,956	18,149
Trade receivables, long-term	8,519	8,669
Other assets	5,514	4,368
Total Assets	$448,184	$447,324

LIABILITIES
Capital leases	$1,183	$797
Accounts payable	16,965	18,146
Accrued insurance	13,978	16,359
Accrued compensation and related liabilities	33,084	31,562
Unearned revenue	83,674	84,020
Other current liabilities	34,751	42,225
Total Current Liabilities	183,635	193,109

Capital leases, less current portion	939	440
Accrued pension	6,946	20,651
Long-term accrued liabilities	51,799	48,969
Total Liabilities	243,319	263,169

STOCKHOLDERS’ EQUITY
Common stock	67,946	68,450
Retained earnings and other equity	136,919	115,705
Total Stockholders’ Equity	204,865	184,155
Total Liabilities and Stockholders’ Equity	$448,184	$447,324

ROLLINS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE FIRST QUARTER ENDED MARCH 31,
(in thousands except per share data)
(unaudited)

	Three months ended
	March 31,
	2007	2006
REVENUES
Customer services	$201,232	$194,187
COSTS AND EXPENSES
Cost of services provided	106,836	107,014
Depreciation and amortization	6,686	6,793
Sales, general and administrative	67,041	62,500
Gain on sales of assets	(7)	—
Interest income	(552)	(292)
	180,004	176,015
INCOME BEFORE TAXES	21,228	18,172
PROVISION FOR INCOME TAXES	8,435	7,269
NET INCOME	$12,793	$10,903

NET INCOME PER SHARE - BASIC	$0.19	$0.16
NET INCOME PER SHARE - DILUTED	$0.19	$0.16

Weighted average shares outstanding - basic	67,321	67,675
Weighted average shares outstanding - Diluted	68,729	69,583

ROLLINS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31,
(in thousands)
	2007	2006
	(unaudited)	(unaudited)
OPERATING ACTIVITIES
Net Income	$12,793	$10,903
Adjustments to reconcile net income to net cash
Provided by operating activities:
Depreciation and amortization	6,686	6,793
Provision for deferred income taxes	2,097	1,404
Stock based compensation	477	414
Gain/(Loss) on sales of assets	(7)	—
Other, net	8	(8)
(Increase)/decrease in assets
Trade receivables	2,251	3,164
Materials and supplies	(290)	183
Other current assets	(2,771)	(172)
Other non-current assets	527	777
Increase/(decrease) in liabilities:
Accounts payable and accrued expenses	(8,300)	3,571
Unearned revenue	4,233	4,030
Accrued insurance	298	969
Accrual for termite contracts	(401)	(600)
Long-term accrued liabilities	1,963	(3,116)
Net cash provided by operating activities	19,564	28,312
INVESTING ACTIVITIES
Purchase of equipment and property	(6,143)	(5,433)
Acquisitions of companies	(1,097)	(4,313)
Cash from sales of franchises	—	351
Proceeds from sales of assets	6	—
Net cash used in investing activities	(7,234)	(9,395)
FINANCING ACTIVITIES
Dividends paid	(5,320)	(4,276)
Common stock purchased	(12,362)	(4,092)
Common stock options exercised	681	281
Principal payments on capital leases	(1,662)	(148)
Other	(1,936)	(436)
Net cash used in financing activities	(20,599)	(8,671)
Effect of exchange rate changes on cash	(81)	(82)
Net increase in cash and cash equivalents	(8,350)	10,164
Cash and cash equivalents at beginning of period	63,344	43,065
Cash and cash equivalents at end of period	$54,994	$53,229

CONFERENCE CALL ANNOUNCEMENT

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

First Quarter results on:

Wednesday, April 25, 2007 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 800-240-4186 domestic;

303-205-0033 international

at least 5 minutes before start time.

REPLAY: available through May 2, 2007

Please dial 800-405-2236/303-590-3000, Passcode: 11088292

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.net

Questions?

Contact Janet Jazimin at Financial Relations Board at 212-827-3777

Or email to jjazimin@financialrelationsboard.com